July 16, 1998


IntegraMed America, Inc.
One Manhattenville Road
Purchase, New York 10577-2100

Gentlemen:

         We are pleased to advise you that Fleet Bank, National Association (the "Bank") has approved for IntegraMed America, Inc. (the "Company") a $4,000,000 three year working capital revolving credit facility, a $5,000,000 three year acquisition revolving credit facility and a $4,000,000 five and one-half year term loan, each subject to the following terms and conditions (the "Commitment"):

Borrower:         IntegraMed America, Inc.

Facility:

Subject to the limitation on indebtedness discussed below:

A. $4,000,000 three-year revolving credit facility to provide additional working capital (the "W/C Revolver").

B.       $5,000,000  three-year  revolving  credit facility for future permitted
         acquisitions   of  Network   Sites  and  related   fixed   assets  (the
         "Acquisition Revolver").

C. $4,000,000 five and one-half year term loan (the "Term Loan") to refinance existing indebtedness owing to First Union National Bank and a portion of the costs associated with the Company's acquisition of Reproductive Health Associates of Minneapolis.

(A, B and C are at times individually referred to as a "Loan" and collectively as the "Loans" and the three facilities described above may be collectively referred to as the "Facility").

Interest Rates and Interest Periods:

At the Company's option, any advance made to it will be available at the rates and for the Interest Periods stated below:

           (a) Prime Rate - a fluctuating rate equal to (i) the Bank's "Prime Rate" (360 day basis) plus (ii) the Applicable Margin. Interest based on the Prime Rate shall be payable monthly in arrears. Loans bearing interest at this rate are referred to herein as "Prime Loans."

           (b) LIBOR - a periodic fixed rate equal to (i) LIBOR (360 day basis) plus (ii) the Applicable Margin. Loans bearing interest at this rate are referred to herein as "LIBOR Loans."

Interest Periods for LIBOR Loans shall be one, two, three or six months, as selected by the Company. Interest based on LIBOR shall be payable in arrears on the last day of the applicable Interest Period provided that, in the case of interest periods in excess of three months, interest shall be payable at the end of each three month interval of such interest period.

           (c) The "Applicable Margin" with respect to LIBOR Loans and Prime Loans means at any time and from time to time the rate per annum above Fleet's Prime Rate, or LIBOR, as the case may be, based upon a leverage test of Consolidated Senior Funded Debt to EBITDA, as follows:

(a)  Acquisition Revolver:

                                                                               Applicable Margin for    Applicable Margin
                                     Consolidated Senior Funded Debt/EBITDA    Prime Loans              for LIBOR Loans
                                     --------------------------------------    ---------------------    -----------------
           Level I                   Greater than 1.50 to 1.00                 0.25%                    3.00%
           Level II                  Equal to or less than 1.50 to 1.00 but    0.00%                    2.75%
                                     greater than 1.00 to 1.00
           Level III                 Less than or equal to 1.00 to 1.00        0.00%                    2.25%


(b) Term Loan and W/C Revolver:

                                                                               Applicable Margin for    Applicable Margin
                                     Consolidated Senior Funded Debt/EBITDA    Prime Loans              for LIBOR Loans
                                     --------------------------------------    ---------------------    ------------------

           Level I                   Greater than 1.50 to 1.00                 0.00%                    2.75%
           Level II                  Equal to or less than 1.50 to 1.00 but    0.00%                    2.50%
                                     greater than 1.00 to 1.00
           Level III                 Less than or equal to 1.00 to 1.00        0.00%                    2.25%



         During the continuance of any default under the loan documentation, the
         Applicable   Margins   on  all   obligations   owing   under  the  loan
         documentation shall increase by 4% per annum.

Pricing Adjustments:

The adjustments are based on the ratio of Consolidated Senior Funded Debt to EBITDA for the four fiscal quarters preceding such adjustment. Adjustments will become effective upon the delivery of the quarterly financial statements evidencing the right to such adjustment. From the Closing Date to the date of delivery of Borrower's March 31, 1999 financial statements, the Applicable Margin shall be at Level I as shown in the table above.

All payments (including prepayments) to be made by the Company on account of principal or interest with respect to any Loan or on account of fees or any other obligations of the Company to the Bank hereunder shall be made to the Bank in lawful money of the United States of America in immediately available funds.

Fees:

There shall be a $25,500 origination fee payable for the W/C Revolver, a $25,500 origination fee payable for the Acquisition Revolver and a $49,000 origination fee payable for the Term Loan. Such fees shall be payable as follows: 15% (aggregate $15,000) of each fee has already been paid to the Bank, 35% of each fee (aggregate $35,000) shall be payable upon acceptance of the Commitment and the 50% balance of each fee (aggregate $50,000) shall be payable upon the Closing. The Company agrees that the aggregate $35,000 fee payable upon acceptance of the Commitment and the aggregate $15,000 previously paid to the Bank have been earned by the issuance of the Commitment and are non-refundable whether or not the facility described herein is closed.

There shall be commitment fees equal to .25% per annum of the average daily unused portion of the W/C Revolver and .20% per annum of the daily unused portion of the Acquisition Revolver, payable quarterly in arrears. Such fees shall be increased by an amount sufficient to compensate the Bank for any increased capital requirement imposed by law or regulation with respect to the Bank's obligation under the revolving credit commitments.

Fees and Expenses:

The Company shall pay the fees of the Bank's counsel and all expenses incurred by the Bank relating to the Loans, including, without limitation, appraisal fees, examination fees, search fees and filing fees. Such expenses shall be payable even if the transaction is not closed. The legal fees are not expected to exceed $20,000 plus disbursements.

Limitation on Indebtedness (Borrowing Base):

The outstanding amount of all borrowings under the W/C Revolver shall at no time exceed in the aggregate 50% of Eligible Receivables. Such percentage may be adjusted downward based on the Bank's examination of the Company's books and records. As used herein "Eligible Receivables" means the Company's then outstanding accounts receivable less than 90 days past due and otherwise satisfying the Bank's standard criteria, as reasonably agreed upon between the Company and the Bank prior to closing.

W/C Revolver and Acquisition Revolver Availability:

In multiple drawings from time to time. Each borrowing shall be in amounts agreed between the Bank and the Company as reflected in the definitive loan document.

Availability for further acquisitions will be subject to compliance with financial covenants (to be determined by the Bank) on a pro forma basis based on a compliance certificate furnished by an authorized officer of the Company, subject to the Company's provided summary financial information relating to the proposed target, including purchase price, number of physicians and forecasts of operations and shall meet various acquisition restrictions which shall include:

                 (a)     The purchase  price for any single  acquisition  not to
                         exceed   an   amount  to  be  agreed  to  in  the  loan
                         documentation;

                 (b) The aggregate purchase price for all acquisitions in any 12 month period not to exceed an amount to be agreed to in the loan documentation;

                 (c) As used herein "acquisition" shall mean and shall take the form of the Company's entering into a management agreement with an entity consisting of a physician or group of physicians and the Company's acquisition of certain fixed assets in connection therewith;

                 (d) Any acquired company shall be in the infertility and assisted reproductive technology services business;

                 (e) The acquisition shall have the approval of the target company's board of directors (or similar governing body);

                 (f) The acquisition shall have been consummated in accordance with the definitive acquisition agreement, without any waiver or amendment of any term or condition therein not consented to by the Bank and in compliance with all applicable laws and all necessary approvals;


                 (g) The Bank shall be satisfied that any otherwise applicable state takeover law and any applicable supermajority charter provisions are not applicable to the acquisition or that any conditions to avoiding such restrictions have been satisfied; and

                 (h) All governmental and third party consents and approvals necessary in connection with each aspect of the acquisition shall have been obtained (without the imposition of any conditions that are not acceptable to the Bank) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any authority having jurisdiction; and no law or regulation shall be applicable in the judgment of the Bank that restrains, prevents or imposes material adverse conditions upon any aspect of the acquisition.

Furthermore, any acquisition with a total consideration in excess of $1,000,000 (including liabilities assumed) or any acquisition occurring after the Company has paid, during any twelve month period, in excess of $3,000,000 in respect of all such acquisitions during such period, will also require the consent of the Bank.

Maturity/Expiration Date:

W/C Revolver - Three years from Closing.

Acquisition Revolver - Three years from Closing.

Term Loan - Five and one-half years from Closing.

Repayment:

Term Loan - Equal quarterly principal payments based upon a four year payment schedule, such principal payments to begin on the first day of the twenty-first month following the Closing.

Collateral:

First priority perfected security interest in all personal property of the Company and the Guarantors, assignments of all financing statements in favor of the Company and/or Guarantors in connection with its (their) purchase of accounts receivable, a first priority perfected security interest in all the issued and outstanding capital stock of each subsidiary that is or becomes a Guarantor, and all proceeds and products of the forgoing to secure all direct and indirect obligations of such parties to the Bank.

Guarantors:

Unconditional guarantees of each present and future material direct or indirect subsidiary of the Company, as reasonably determined by the Bank.
Interest Rate Protection Arrangement:

A portion of the principal of the Term Loan (the amount to be agreed upon prior to Closing) shall bear interest at a fixed rate pursuant to an interest rate protection arrangement.

Optional Commitment Reduction:

The Company may, upon at least three business days' notice, terminate in whole or reduce ratably in part, the unused portion of the W/C Revolver and/or Acquisition Revolver; provided, however, that each partial reduction shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof.

Optional Prepayment:

The Company may, upon at least one business day's notice in the case of Prime Loans and three business days' notice in the case of LIBOR Loans, prepay, in full or in part, any Loan without premium or penalty; provided, however, that each partial prepayment shall be in an amount of $100,000 or an integral multiple of $100,000 in excess thereof, and provided further that no prepayment of LIBOR Loans shall be made other than on the last day of the applicable Interest Period therefor. Any prepayment of LIBOR Loans made other than on the last day of the applicable Interest Period therefor shall be subject to LIBOR yield maintenance fees. Prepayments of the Term Loan shall be applied in inverse order of the respective maturities thereof.

Late Fee:

If the entire amount of any principal and/or interest on any Loan is not paid in full within ten (10) days after the same is due, the Company shall pay to the Bank a late fee equal to five percent (5%) of the required payment.

Cross-collateral:

All   obligations   of  the   Company   and   Guarantors   to  the  Bank  to  be
cross-collateralized.

Cross-default:

All obligations of the Company to the Bank and of the Company, in respect of material indebtedness, to third parties to be cross-defaulted.

Payments:

All payments of principal, interest and other charges are authorized to be charged to any demand deposit account maintained by the Company with the Bank.

Financial Reports:

The Company shall deliver the following financial documents to the Bank: (i) within 90 days after the close of each fiscal year, the annual consolidated financial statements of the Company, each corporate Guarantor and its respective subsidiaries, certified by a firm of independent certified public accountants reasonably acceptable to the Bank, (ii) within 45 days after the end of each fiscal month, monthly consolidated financial statements of the Company, each corporate Guarantor and its respective subsidiaries, certified by the Company's chief financial or accounting officer as having been prepared in accordance with GAAP (exclusive of footnotes and subject to year-end audit adjustments), (iii) within 30 days after the last day of each month, accounts receivable agings reports accompanied by a borrowing base certificate executed by the chief financial or accounting officer of the Company, (iv) when filed, copies of all reports filed with or distributed to the United States Securities and Exchange Commission; (v) within 45 days after the close of each fiscal quarter, a certificate of the Company's president and chief financial or accounting officer evidencing the Company's compliance (including supporting detail of calculations) with all financial covenants and stating that except as disclosed on such certificate, the person making such certificate has no knowledge of any event of default and (vi) all other financial statements and reports reasonably requested by the Bank.

Financial Covenants:

During the periods indicated, on a consolidated basis the Company and its subsidiaries shall maintain:

(a) As at the last day of each fiscal quarter, a minimum Fixed Charge Coverage Ratio of not less than 1.2 to 1.0.

(b) As at the last day of each fiscal quarter, a maximum ratio of Consolidated Senior Funded Debt to Consolidated Adjusted EBITDA of no more than 2.5 to 1.0.

(c) As at the last day of each fiscal quarter, minimum Effective Net Worth in an amount not less than the sum of $26,750,000, plus 50% of the consolidated net income, on a cumulative basis, of the Company and its subsidiaries for the fiscal quarter then ending (without any reduction for any net loss) plus 80% of the net proceeds, on a cumulative basis, received by the Company in connection with any issuance of securities (whether for cash or otherwise) by the Company during the fiscal quarter then ending.

Limitation on Capital Expenditures:

On a consolidated basis, the Company and its subsidiaries shall not expend or agree to expend in excess of $1,500,000 in any fiscal year for the acquisition of fixed assets, including assets acquired under capitalized leases (excluding amounts paid in connection with permitted acquisitions).

Legal Opinion:

The Company to furnish the Bank with an opinion of counsel in form and substance customarily found in credit agreements for similar secured financings and otherwise appropriate in the judgment of the Bank.

Annual Examination:

The Bank shall be authorized to conduct, by itself or through its designee, at the Company's expense, an annual examination of the Company's books and records and the books and records of each Network Site (subject to applicable laws and regulations relating to patient confidentiality).

Operating Accounts:

The Company shall maintain all of its primary operating accounts with the Bank, unless such accounts are required to be maintained elsewhere for geographical purposes.

Closing Date:

The date all appropriate documentation is executed by all relevant parties to the transaction, but no later than September 30, 1998 (the "Closing"). If the Closing fails to occur on or prior to such date, the Commitment shall expire and become unenforceable against the Bank unless extended in writing by the Bank. Notwithstanding such date, the Bank and the Company have established a preliminary closing date of August 14, 1998.

Conditions Precedent to Initial Extension of Credit:

Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of the Bank. The Bank reserves the right to terminate its obligations under the Commitment after acceptance thereof by the Company, and the Bank shall be under no obligation to make any Loan hereunder, unless and until the satisfaction of each of the following events:

         (a) All documentation relating to the Facility, including a credit agreement incorporating substantially the terms and conditions outlined herein, together with such other representations, warranties, events of default and financial and other covenants acceptable to the Bank, shall be in form and substance satisfactory to the Bank.

         (b)      The Bank  shall be  satisfied  with the  corporate  and  legal structure and capitalization of the Company, including, without limitation, the charter and bylaws of the Company and each agreement or instrument relating thereto.

         (c) The Bank shall have conducted an examination of the Company's books and records and the books and records of the Network Sites (subject to applicable laws and regulations relating to patient confidentiality), at the Company's expense, by an examiner satisfactory to the Bank and such examination shall be in form and substance satisfactory to the Bank.

         (d) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that (i) could reasonably be expected to (A) have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company, except for claims or litigation previously disclosed to the Bank in writing; (B) adversely affect the ability of the Company to perform its obligations under the loan documentation or (C) adversely affect the rights and remedies of the Bank under the loan documentation or (ii) purports to adversely affect any aspect of the Facility (collectively, a "Material Adverse Effect").

         (e) All governmental and third party consents and approvals necessary in connection with each aspect of the Facility shall have been obtained (without the imposition of any conditions that are not acceptable to the Bank) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any authority having jurisdiction; and no law or regulation shall be applicable in the judgment of the Bank that restrains, prevents or imposes material adverse conditions upon any aspect of the Facility.

         (f) All of the information provided by or on behalf of the Company or any of its subsidiaries to the Bank prior to its commitment shall be true and correct in all material aspects; and no development or change shall have occurred, and no additional information shall have come to the attention of the Bank, that
                  (i) has resulted in or could reasonably be expected to result in a material adverse change in, or material deviation from, such information or (ii) has had or could reasonably be expected to have a Material Adverse Effect.

         (g)      The  Bank  shall  have  received  all  additional   financial,
                  business and other information regarding the Company and its subsidiaries as it shall have reasonably requested.

         (h) The Bank shall have received such corporate resolutions, certificates and other documents as the Bank shall reasonably request.

         (i) There shall exist no default under any of the loan documentation, and the representations and warranties of the Company and each of their respective subsidiaries therein shall be true and correct immediately prior to, and after giving effect to, the initial extension of credit under the loan documentation.
         (j) All accrued fees and expenses of the Bank (including the fees and expenses of counsel for the Bank) shall have been paid.

         (k) The Loans shall be in full compliance with all applicable laws, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System.

         (l) The Bank and its counsel to be satisfied as to all legal matters.

         (m)      Such other  conditions  that are  customarily  found in credit
                  agreements   for  similar   secured   financings   and  others
                  appropriate in the judgment of the Bank.

Conditions Precedent to Subsequent Extensions of Credit:

There shall exist no default under any of the loan documentation, and the representations and warranties of the Company and its subsidiaries therein shall be true and correct immediately prior to, and after giving effect to such extension of credit and for the W/C Revolver the Company shall be in compliance with the Borrowing Base after giving effect to such extension of credit.

Representation and Warranties:

Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of the Bank.

Additional Covenants:

Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of the Bank. Negative covenants shall include, without limitation, restrictions on changing the nature of its business, accounting policies or reporting practices; limitations on restricted payments (excluding dividends relating to preferred stock not in excess of $133,000 on an annualized basis); limitations on additional indebtedness in an amount in excess of $1,125,000 in any fiscal year or in excess of $3,000,000 in the aggregate at any one time outstanding, including capitalized lease obligations, but excluding indebtedness and capitalized lease obligations incurred in connection with acquisitions permitted pursuant to the loan documents; limitations on additional liens with exceptions agreed to between the Company and the Bank (which shall include purchase money liens to secure indebtedness incurred in connection with acquisitions permitted pursuant to the loan documents) and limitations on the sale, transfer or other disposition of assets except those agreed to between the Bank and the Company and permitted pursuant to the loan documents.

Events of Default:

Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Bank, including, without limitation: (a) failure to pay principal when due, or to pay interest, fees and other amounts within two business days after the same become due, under the loan documentation; (b) any representation or warranty proving to have been materially incorrect when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (d) cross-defaults to other indebtedness in an amount to be agreed in the loan documentation; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount to be agreed in the loan documentation and non-monetary judgment defaults that could reasonably be expected to have a Material Adverse Effect; (g) impairment of loan documentation or security; (h) change of operating control of the Company or the Guarantors; and (i) standard ERISA defaults.

Assignments and Participants:

Assignments and participations by the Bank shall be unrestricted.

Miscellaneous:

Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), LIBOR illegality and similar provisions, waiver of jury trial and the right to interpose any setoff or counterclaim and submission to jurisdiction.

Governing Law:    New York.

Changed Circumstances:

The Bank reserves the right to terminate its obligations under the Commitment after acceptance thereof by the Company, and the Bank shall be under no obligation to make any Loan hereunder, in any of the following events:

         (a) The failure of the Company to comply, within the times specified, with any of the provisions or conditions provided for in this Commitment.

         (b)      Non-payment of the fees provided for in this Commitment.

         (c) Any change in the prospects or financial condition of the Company or of any Guarantor which the Bank deems materially adverse, or one or more conditions exist or events have occurred with respect to the Company or any Guarantor which the Bank deems materially adverse.
         (d) The Company or any Guarantor shall be in default beyond applicable grace periods, if any, in the performance of any obligation to the Bank or any third party under any then existing agreement between the Company and/or any Guarantor and the Bank or under any material agreement (that is not the subject of a good faith dispute) between the Company and/or any guarantor and any such third party.

Prior Communications:

This Commitment supersedes all prior communications between the Company and the Bank, whether written or oral.

Survival:

This Commitment and all of its conditions not satisfied at the Closing, or to the extent not inconsistent with the provisions of the documents evidencing the Loans, shall survive the Closing.

Certain Definitions:

As used in this commitment letter:

"Consolidated Debt Service": for any period, the sum of (i) Consolidated Interest Expense for such period and (ii) all scheduled payments of principal on Consolidated Funded Debt during such period, including payments made on account of capitalized leases.

"Consolidated Adjusted EBITDA" means, for any period, (i) with respect to Network Sites owned by the Company for more than 12 months, Consolidated EBITDA and (ii) with respect to Network Sites owned by the Company for less than 12 months, the sum of (A) Consolidated EBITDA for each full month the Network Site was owned by the Company for which the Bank has received financial statements, plus (B) pro forma Consolidated EBITDA for that number of months immediately prior to the Borrower's acquisition equal to 12 months minus the number of months the Network Site was owned by the Company as calculated by the Company in good faith and satisfactory to the Bank, plus (C) any adjustments satisfactory to the Bank.

"Consolidated EBITDA" means, for any period, net income of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP for such period plus (i) the sum of, without duplication, (a) Consolidated Interest Expense, (b) provision for income taxes of the Company and its subsidiaries, (c) depreciation, amortization and other non-cash charges of the Company and its subsidiaries, (d) extraordinary losses from sales, exchanges and other dispositions of property not in the ordinary course of business, each to the extent utilized in determining such net income for such period, minus (ii) the sum of, without duplication, each of the following with respect to the Company and its subsidiaries, to the extent utilized in determining such net income: (a) extraordinary gains from sales, exchanges and other dispositions of property not in the ordinary course of business, and (b) other non-recurring items.

"Consolidated Effective Net Worth" means, at any date of determination, the sum of capital surplus, earned surplus, capital stock, preferred stock, additional paid in capital and indebtedness of the Company completely subordinated to all of the Company's obligations to the Bank pursuant to the Bank's standard form of subordination agreement.

"Consolidated Funded Debt" means, at any date of determination, the aggregate funded indebtedness of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP, on such date.

"Consolidated Interest Expense" means for any period, interest expense of the Company and its subsidiaries determined on a consolidated basis in accordance with GAAP.

"Consolidated Senior Funded Debt" means, at any date of determination, the aggregate funded indebtedness of the Company and its subsidiaries that is not subordinate to the Company's obligations to the Bank, determined on a consolidated basis in accordance with GAAP, on such date.

"Fixed Charge Coverage Ratio" shall be determined on a rolling four quarter basis and means, for any such four quarter period, the ratio of (A) Consolidated Adjusted EBITDA for such period minus the sum of capital expenditures during such period that have not been financed (excluding amounts paid in connection with permitted acquisitions), and cash dividends paid during such period and income taxes paid during such period to (B) Consolidated Debt Service.

"GAAP" means generally accepted accounting principles consistently applied.

"LIBOR" means, as applicable to any LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to the interest period applicable to such LIBOR Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two
(2) London Banking Days prior to the beginning of such interest period. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city. If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to the interest period applicable to such LIBOR Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of the interest period applicable to such LIBOR Loan as selected by the Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to the interest period applicable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that its two London Banking Days preceding the first day of such LIBOR Loan. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

"Network Site" means each location with respect to which an entity, or a number of entities, each consisting of a physician or group of physicians, enter into a single management agreement with the Company.

"Prime Rate" means the variable per annum rate of interest so designated from time to time by the Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer."

If the above terms are acceptable to you, please sign and return by July 22, 1998 the enclosed copy of this letter together with your check in the amount of $35,000 representing the non-refundable portion of the origination fee. This Commitment shall terminate and become unenforceable against the Bank unless returned to the Bank within the stated period.

                                            Very truly yours,

                                            FLEET BANK, NATIONAL ASSOCIATION


                                            By:   /s/Thomas G. Carley
                                                     ------------------
                                            Name:    Thomas G. Carley
                                            Title:   Vice President


AGREED AND ACCEPTED
this 16th day of July, 1998:

INTEGRAMED AMERICA, INC.


By:    /s/Eugene R. Curcio
       --------------------
Name:  Eugene R. Curcio
Title: Vice President Finance & CFO